Exhibit 10.18

Summary of Compensation for Non-employee Directors

MicroStrategy Incorporated (the “Company”) provides compensation to its non-employee directors as follows: (i) each non-employee director is paid $8,000 for each quarterly meeting of the Board of Directors (“Quarterly Board Meeting Fee”) which the director attends in person, (ii) each member of the Audit Committee is paid $4,000 for each quarterly meeting of such committee which the director attends in person, and (iii) each non-employee director may be paid up to $12,000 in any fiscal quarter for additional services delegated by the Board of Directors to such director in the director’s capacity as a member of the Audit Committee, the Board of Directors or any other committees of the Board of Directors, provided that any such fee paid with respect to a particular service must be approved by the Board of Directors following the completion of such service by the director. Under these arrangements, a non-employee director may be paid a Quarterly Board Meeting Fee for attending a quarterly Board meeting via telephonic conference call if the director has good reason for the director’s failure to attend such meeting in person as determined by the Chairman of the Board, but such payment is limited to one occurrence in any given fiscal year.